Exhibit 10.81

Cash Payments in Connection with December 2005 Option Exchange

Pursuant to an offer to exchange eligible options (as filed with the Securities and Exchange Commission on Schedule SC-TO on November 23, 2005 and as modified by Schedules SC-TO-I/A filed on December 14, 2005 and December 23, 2005) (the “Offer”), The Gap, Inc. (“Gap Inc.”) offered eligible employees a voluntary opportunity to exchange outstanding, eligible options for new options and, if applicable, cash payments. On December 22, 2005, this offer expired and Gap Inc. accepted elections to exchange options that were properly and timely made. The officers listed below elected to exchange their eligible options and, upon such acceptance and pursuant to the terms of the Offer, the Compensation and Management Development Committee of the Board of Directors of Gap Inc. granted such officers new stock options under Gap Inc.’s 1996 Stock Option and Award Plan, as amended and restated (the “Plan”), and, in some instances, made cash payments or entered into agreements to make cash payments to such officers.

As set forth more fully in the documents that made up the Offer, each eligible option granted to the officers listed below had been granted with a per share exercise price that was below the fair market value of a share of Gap Inc. common stock on that option’s original date of grant, in order to attract and/or retain the listed officers as part of their overall compensation packages. However, due to Section 409A of the Internal Revenue Code and recently proposed regulations under Section 409A, neither of which were in effect or anticipated at the time these options were granted, these options likely would have resulted in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges if they had remained outstanding.

The Offer was instituted to allow employees holding eligible options the opportunity to avoid these very unfavorable tax consequences by exchanging them for new options that, under the proposed Section 409A regulations, would not be subject to the unfavorable tax consequences, while preserving, as best as practicable, the economic characteristics originally contemplated when the option grants were made. The Offer was designed in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service in the proposed Section 409A regulations. As permitted by the proposed Section 409A regulations, some of the new options granted in the Offer have per share exercise prices equal to the fair market value of the exchanged options on the original date of grant, while others have per share exercise prices equal to the fair market value of a share of Gap Inc. stock on December 22, 2005.

The following officers elected to participate in the Offer and, as of December 22, 2005, their eligible options were cancelled and they were granted the stock options and cash compensation indicated below. The future cash compensation described in the table will be paid over the vesting schedule of the original options that were tendered for exchange. As detailed in the Offer, the future cash payments will be determined based on the market price of the Company’s stock at the time of vesting, but will not exceed the amounts scheduled in the table.

Name	Number of Options Tendered and Cancelled	Exercise Price of Options and Cancelled	Number of New Options Granted	Exercise Price of New Options	Cash Compensation Paid in 2005	Maximum Future Cash Compensation
Paul S. Pressler, President and Chief Executive Officer	1,100,000	$5.92	1,100,000	$11.83	$2,364,000	$4,137,000
Cynthia Harriss, President, Gap North America	100,000	$10.12	100,000	$17.62	$187,500	$562,500
Jenny J. Ming, President, Old Navy Division	200,000	100,000 at $11.02 and 100,000 at $6.55	200,000	100,000 at $17.62, and 100,000 at $13.10	$0	$1,315,000
Byron H. Pollitt, Jr., Executive Vice President and Chief Financial Officer	175,000	75,000 at $7.12 and 100,000 at $10.24	175,000	75,000 at $14.23 and 100,000 at $17.62	$362,250	$909,000
Eva M. Sage-Gavin, Executive Vice President, Human Resources	37,500	$7.21	37,500	$14.41	$90,000	$180,000

FORM OF

PROMISE TO MAKE CASH PAYMENT

To:

In exchange for your agreement to cancel your outstanding stock options to purchase shares of The Gap, Inc. (“Gap Inc.”) common stock as indicated by your election form, Gap Inc. hereby promises to pay you a cash payment for each of your Category 1 and Category 2 exchanged options as described herein.

Any cash payment owed to you for exchanged options that were vested at the time the offer expired will be paid to you, less any applicable tax withholdings, promptly after the expiration of the offer and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Any cash payment owed to you for exchanged options that were not vested at the time the offer expired will be paid to you, less any applicable tax withholdings, over the remaining vesting schedule of the exchanged option, should you remain an employee on each relevant vesting date. You will receive the payment in the first paycheck following the vest date or as soon as administratively possible.

The exchanged options for which you may receive a cash payment belong to one of the following two categories:

•	“Category 1” Options are those eligible options with an original grant date fair market value that is equal to or less than the fair market value on the offer expiration date;

•	“Category 2” Options are those eligible options with an original grant date fair market value that is greater than the fair market value on the offer expiration date and an exercise price that is less than the fair market value on the offer expiration date;

Your cash payments, if any will be determined as follows:

Option Category	Summary of Cash Payment
Category 1

1.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the original grant date fair market value and the original exercise price.

2.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the original grant date fair market value and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Category 2

1.      For any vested options, you will receive a cash payment promptly after the offer expiration date based on the difference between the fair market value on the offer expiration date and the original exercise price.

2.      For any unvested options, you will receive cash payments promptly after future vesting dates based on the difference between the fair market value on the offer expiration date and the original exercise price or, if lower, the difference between the fair market value on the future vesting date and the original exercise price.

Please note that if you are not employed by Gap Inc. on a date when you are supposed to receive a cash payment, you will not receive any payment that would have been made on that date.

This Promise is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Exchange Certain Outstanding Options for New Options and Cash Payments; (2) the letter from Ken Kennedy, dated November 23, 2005; (3) the Election Form; and (4) the Withdrawal Form (collectively, the Exchange Offer Documents), all of which are incorporated herein by reference. This Promise and the Exchange Offer Documents reflect the entire agreement between you and Gap Inc. with respect to this transaction. This Promise may be amended only by means of a writing signed by you and an authorized officer of Gap Inc.

THE GAP, INC.

By:	Kenneth P. Kennedy
Date:	December 23, 2005
Title:	Vice President, Global Compensation